EXHIBIT 10.70

22 September 2005

WorldTravel Partners I, LLC

1055 Lenox Park Boulevard

Suite 420

Atlanta, Georgia 30319

Dear	Sirs:

As you are aware, TRX, Inc. (the “Company”) has filed a Registration Statement on Form S-1 with the Securities and Exchange Commission with respect to the issuance and sale of the Company’s common stock in an underwritten initial public offering (the “Public Offering”). Pursuant to the terms of that certain Senior Secured Convertible Promissory Note Conversion Agreement between WorldTravel Partners I, LLC (“WorldTravel”) and the Company dated July 8, 2005 (the “Conversion Agreement”), WorldTravel has agreed to convert the Senior Secured Convertible Promissory Note issued by the Company to WorldTravel dated July 1, 2002, as amended December 30,3004 (the “Note”) into shares of the Company’s common stock in the Public Offering is at least $11.00 and the closing of the Public Offering takes place on or before September 30, 2005 (the “Conditions”).

In the event that the initial offering price to the public is at or above $9.00 per share, and for and in consideration of the payment by the Company of $498,230.00 WorldTravel hereby waives the Conditions and agrees to proceed with converting the Note pursuant to the other terms of the Conversion Agreement.

Sincerely,

Norwood H. (“Trip”) Davis

President & CEO

Acknowledged and agreed to by:

WORLDTRAVEL PARTNERS I, LLC

By:

Name:

Title: